Assignment of Warrant Agreement among Mark Jones
                                                   Page 12 of  35
and Americare Management, Inc.
                                                     Exhibit 10.4
                         PROMISSORY NOTE

$ 1,250,000.00
                                                       May     2,
                                                       2002

     FOR VALUE RECEIVED, the undersigned, Americare Management, Inc., a Delaware corporation (hereinafter referred to as the Maker), promises to pay to the order of Mark Jones (hereinafter referred to as the Payee), in lawful money of the United States, the principal sum of One Million Two-hundred and Fifty-thousand dollars ($ 1,250,000.00) in accordance with the terms set forth herein at the annual interest rate of 9.00%.

Section 1. Warrant Assignment Agreement. This Note is being executed pursuant to the terms of the Warrant Assignment Agreement dated of even date herewith between the Maker and the Payee. This promissory note ("Note") is the "Promissory Notes" set forth in Schedule 2.02 and otherwise discussed therein. Capitalized terms used herein which are not defined herein shall have the meanings assigned to them as set forth in the Stock Purchase Agreement.

Section 2.  Repayment.
     (a) Principal and interest due under this Note shall be paid by August 16, A.D. 2002 (the "Maturity Date"), and such payment shall be in the amount of the then unpaid balance of principal under this Note.
     (b) The Maker shall have the right to prepay this Note at any time and from time to time, in advance of maturity, without premium or penalty. Each payment shall be applied to principal.

Section 3. Maker Events of Default. The following events shall each constitute a Maker Event of Default hereunder:
     (a) If the Maker defaults in the payment of principal due on this Note when due and payable hereunder and such default shall continue for a period of ten (10) business days;
     (b) The Corporation shall sell or transfer any of the stock shares currently owned by InterLink Home Health Care, Inc. in any of its Subsidiaries of InterLink Home Health Care, Inc.;
     (c) Any Subsidiary shall transfer or sell any of the home health care licenses or provider agreements currently owned by any Subsidiary;
     (d) Any Subsidiary shall discharge or terminate either its patients or employees outside of the normal course of business as determined by the past practices of the Subsidiary, or in the course of ceasing operations;
     (e) The Phoenix Group Corporation shall breach its employment agreement with Mark Jones; or
     (f) If the Maker shall: (i) make a general assignment for the benefit of creditors; (ii) apply for or consent to the appointment of a receiver, trustee or liquidator for itself or all or a substantial part of its assets; (iii) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors; (iv) suffer or permit to continue unstayed and in effect for ninety (90) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, which approves an involuntary petition seeking reorganization of the Maker or appoints, pursuant to such a petition, a receiver, trustee or liquidator for it or all or a substantial part of its assets; or
(v) be adjudicated a bankrupt or insolvent.

Section 4.  Remedies.

     Upon the happening of a Maker Event of Default, the Payee may declare the entire amount of principal and interest that remains outstanding hereunder immediately due and payable, whereupon, the same shall forthwith become and be due and payable without any presentment, demand or notice of any kind, all of which are expressly waived by the Maker.

     If a Maker Event of Default shall occur, the Maker shall pay the Payee, on demand by the Payee, all reasonable costs and expenses incurred by the Payee in connection with the collection and enforcement of this Note.

     In the event of a Maker Event of Default of this Note by Maker, then Payee shall be able to foreclose upon the Warrant, and Payee or Holder of this Note shall have the right to exercise the Warrant of InterLink Home Health Care, Inc. prior to any sale of the Common Stock.

Section 5.  Miscellaneous.

     (a) This Note shall be deemed to be made and entered into under the laws of the State of Texas and for all purposes shall be construed and enforced in accordance with the laws of the said jurisdiction. This Note is performable in Dallas County, Texas.
     (b) This Note shall be binding upon the Maker and its permitted legal successors and assigns and shall inure to the benefit of the parties hereto and their successors and assigns.
     (c) Any failure by a party hereto to exercise any right or remedy hereunder shall not constitute a waiver of the right to exercise the same or any other right or remedy at any subsequent time, and no single or partial exercise of any right or remedy shall preclude other or further exercise of the same or any other right or remedy.
     (d) None of the terms and provisions hereof may be waived, altered, modified, or amended except by an agreement in writing signed by the Maker and the Payee.
     (e) The Payer may assign its right to receive payments under this Note to a third party upon prior written notice to the Maker, which notice shall set forth the identity of such third party and such third party's address. The Maker may not delegate its obligations under this Note without the prior written consent of the Payee.
     (f) The Guarantor of this Note shall liable under this Note to the same extent as the Maker, and in the event of default, Payee may be able to proceed against the Guarantor without and prior to seeking payment on this Note from Maker.




IN WITNESS WHEREOF, the Maker has executed this Note as of the day and year first above written.

Americare Management, Inc.

/s/ Ronald E. Lusk
____________________________________
By Ronald E. Lusk, in his capacity as President
of Americare Management, Inc.

These obligations of Americare Management, Inc. under the terms of this Note are expressly guaranteed in all respects by The
Phoenix Group Corporation.


The Phoenix Group Corporation

/s/ Ronald E. Lusk
____________________________________
By Ronald E. Lusk, in his capacity as President
of The Phoenix Group Corporation